SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 4)

ChinaEdu Corporation
(Name of Issuer)

Ordinary shares, par value US$0.01
(Title of Class of Securities)

16945L107(**)
(CUSIP Number)

David Stafford McGraw-Hill Global Education Intermediate Holdings, LLC 2 Pennsylvania Plaza #6, New York, NY 10121 (212) 904-2000
(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

October 11, 2013
(Date of Event Which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box.  ☐

Note:  Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits.  See Rule 13d-7 for other parties to whom copies are to be sent.

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(**) This CUSIP number applies to the Issuer’s American Depositary shares, each representing three ordinary shares.  No CUSIP has been assigned to the ordinary shares.

13D
CUSIP No. 16945L107	Page 2 of 22

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON McGraw-Hill Global Education Intermediate Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 4,770,236 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,770,236 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,770,236 shares of Ordinary Shares1
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 18.99%2
14		TYPE OF REPORTING PERSON OO

1	The Reporting Person beneficially owns 1,590,078 of the Issuer’s American Depositary Shares (“ADS”), representing 4,770,234 underlying Ordinary Shares, and 2 Ordinary Shares.

2
The calculation is based on 25,115,118 Ordinary Shares outstanding as of September 17, 2013 as reported by the Issuer in its Form 8-A filed with the U.S. Securities and Exchange Commission (the “SEC”) on September 18, 2013.

13D

CUSIP No. 16945L107	Page 3 of 22

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON MHE US Holdings, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 4,770,236 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,770,236 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,770,236 shares of Ordinary Shares1
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 18.99%2
14		TYPE OF REPORTING PERSON OO

13D

CUSIP No. 16945L107	Page 4 of 22

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON MHE Acquisition, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 4,770,236 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,770,236 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,770,236 shares of Ordinary Shares1
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 18.99%2
14		TYPE OF REPORTING PERSON OO

13D

CUSIP No. 16945L107	Page 5 of 22

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON Georgia Holdings, Inc.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 4,770,236 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,770,236 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,770,236 shares of Ordinary Shares1
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 18.99%2
14		TYPE OF REPORTING PERSON CO

13D

CUSIP No. 16945L107	Page 6 of 22

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Co-Investors (MHE), L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 1,908,094 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 1,908,094 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,908,094 shares of Ordinary Shares3
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.60%2
14		TYPE OF REPORTING PERSON PN

3	The Reporting Person beneficially owns 636,031 of the Issuer’s ADSs, representing 1,908,093 underlying Ordinary Shares, and 1 Ordinary Share.

13D

CUSIP No. 16945L107	Page 7 of 22

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Management (MHE), LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 1,908,094 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 1,908,094 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,908,094 shares of Ordinary Shares3
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 7.60%2
14		TYPE OF REPORTING PERSON OO

13D

CUSIP No. 16945L107	Page 8 of 22

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON AP Georgia Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 2,862,142 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 2,862,142 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,862,142 shares of Ordinary Shares4
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.40%2
14		TYPE OF REPORTING PERSON PN

4	The Reporting Person beneficially owns 885,467 of the Issuer’s ADSs, representing 2,862,141 underlying Ordinary Shares, and 1 Ordinary Share.

13D

CUSIP No. 16945L107	Page 9 of 22

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON AP Georgia Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 2,862,142 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 2,862,142 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 2,862,142 shares of Ordinary Shares4
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☒
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 11.40%2
14		TYPE OF REPORTING PERSON OO

13D

CUSIP No. 16945L107	Page 10 of 22

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Management VII, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 4,770,236 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,770,236 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,770,236 shares of Ordinary Shares1
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 18.99%2
14		TYPE OF REPORTING PERSON PN

13D

CUSIP No. 16945L107	Page 11 of 22

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON AIF VII Management, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 4,770,236 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,770,236 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,770,236 shares of Ordinary Shares1
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 18.99%2
14		TYPE OF REPORTING PERSON OO

13D

CUSIP No. 16945L107	Page 12 of 22

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Management, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 4,770,236 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,770,236 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,770,236 shares of Ordinary Shares1
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 18.99%2
14		TYPE OF REPORTING PERSON PN

13D

CUSIP No. 16945L107	Page 13 of 22

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Management GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 4,770,236 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,770,236 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,770,236 shares of Ordinary Shares1
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 18.99%2
14		TYPE OF REPORTING PERSON OO

13D

CUSIP No. 16945L107	Page 14 of 22

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Management Holdings, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 4,770,236 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,770,236 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,770,236 shares of Ordinary Shares1
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 18.99%2
14		TYPE OF REPORTING PERSON PN

13D

CUSIP No. 16945L107	Page 15 of 22

1		NAME OF REPORTING PERSON I.R.S. IDENTIFICATION OF ABOVE PERSON Apollo Management Holdings GP, LLC
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP	(a) ☐ (b) ☐
3		SEC USE ONLY
4		SOURCE OF FUNDS OO
5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)	☐
6		CITIZENSHIP OR PLACE OF ORGANIZATION Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	7	SOLE VOTING POWER
	8	SHARED VOTING POWER 4,770,236 shares of Ordinary Shares
	9	SOLE DISPOSITIVE POWER
	10	SHARED DISPOSITIVE POWER 4,770,236 shares of Ordinary Shares
11		AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 4,770,236 shares of Ordinary Shares1
12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*	☐
13		PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11) 18.99%2
14		TYPE OF REPORTING PERSON OO

This Amendment No. 4 amends and supplements the statement on Schedule 13D filed with the SEC on August 23, 2013, as amended by Amendment No. 1 on September 13, 2013, Amendment No. 2 on September 16, 2013 and Amendment No. 3 on September 19, 2013 (the “Schedule 13D”), which relates to the ordinary shares, par value US$0.01 (the “Ordinary Shares”), of ChinaEdu Corporation (the “Issuer”). Capitalized terms used herein and not otherwise defined have the meaning assigned to such terms in the Schedule 13D. All items or responses not described herein remain as previously reported in the Schedule 13D.  Responses to each item of this Statement on Schedule 13D are incorporated by reference into the response to each other item, as applicable.

Item 3.	Source and Amount of Funds or Other Consideration

Item 3 of the Schedule 13D is hereby amended and supplemented by replacing the second paragraph of Item 3 with the following paragraph:

The source of funding for MHGE Intermediate’s acquisition of the 464,300 ADSs, representing 1,392,900 Ordinary Shares, reported in this Schedule 13D was MHGE Intermediate’s cash on hand.

Item 5.	Interest in Securities of the Issuer

The response set forth in Item 5 of the Schedule 13D is hereby amended and supplemented by replacing the first paragraph of Item 5 with the following paragraph and revising Schedule 1  (as attached):

MHGE Intermediate holds 4,770,236 Ordinary Shares, representing 18.99% of the outstanding Ordinary Shares.  The Ordinary Shares reported as held of record by MHGE Intermediate or beneficially owned by MHGE Intermediate or each other Reporting Person includes only those shares over which such person may be deemed to have voting or dispositive power.  Each of the Reporting Persons disclaims beneficial ownership of all of the Ordinary Shares included in this report, and the filing of this report shall not be construed as an admission that any such person or entity is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.

Item 7.	Material to Be Filed as Exhibits

Exhibit 1:	Joint Filing Agreement dated as of October 15, 2013, by and among the Reporting Persons.

SIGNATURES

After reasonable inquiry and to the best knowledge and belief of each of the undersigned, each of the undersigned certifies that the information set forth in this statement with respect to such person is true, complete and correct.

Dated:  October 15, 2013

MCGRAW-HILL GLOBAL EDUCATION INTERMEDIATE HOLDINGS, LLC

By:	/s/ David Stafford
David Stafford
Senior Vice President and General Counsel

MHE US HOLDINGS, LLC

By:	/s/ David Stafford
David Stafford
Senior Vice President and General Counsel

MHE ACQUISITION, LLC

By:	/s/ David Stafford
David Stafford
Senior Vice President and General Counsel

GEORGIA HOLDINGS, INC.

By:	/s/ David Stafford
David Stafford
Senior Vice President and General Counsel

APOLLO CO-INVESTORS (MHE), L.P.

By:	Apollo Management (MHE), LLC its investment manager

	By:	Apollo Management VII, L.P. its member-manager

		By:	AIF VII Management, LLC its general partner

			By:	/s/ Laurie D. Medley
Laurie D. Medley Vice President

APOLLO MANAGEMENT (MHE), LLC

By:	Apollo Management VII, L.P. its member-manager

	By:	AIF VII Management, LLC its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley Vice President

AP GEORGIA HOLDINGS, L.P.

By:	AP Georgia Holdings GP, LLC its general partner

	By:	Apollo Management VII, L.P. its manager

		By:	AIF VII Management, LLC its general partner

			By:	/s/ Laurie D. Medley
Laurie D. Medley Vice President

AP GEORGIA HOLDINGS GP, LLC

By:	Apollo Management VII, L.P. its manager

	By:	AIF VII Management, LLC its general partner

		By:	/s/ Laurie D. Medley
Laurie D. Medley Vice President

APOLLO MANAGEMENT VII, L.P.

By:	AIF VII Management, LLC its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley Vice President

AIF VII MANAGEMENT, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley Vice President

APOLLO MANAGEMENT, L.P.

By:	Apollo Management GP, LLC its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley Vice President

APOLLO MANAGEMENT GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley Vice President

APOLLO MANAGEMENT HOLDINGS, L.P.

By:	Apollo Management Holdings GP, LLC its general partner

	By:	/s/ Laurie D. Medley
Laurie D. Medley Vice President

APOLLO MANAGEMENT HOLDINGS GP, LLC

By:	/s/ Laurie D. Medley
Laurie D. Medley Vice President

SCHEDULE 1

Transactions Since Filing of Amendment No. 3 on September 19, 2013

Transaction Type	Date	# of ADSs (ordinary shares)	Price Per ADS

Purchase	9/19/13	5,200 (15,600)	$6.99
Purchase	9/20/13	3,500 (10,500)	$6.97
Purchase	9/23/13	3,000 (9,000)	$7.00
Purchase	9/24/13	3,000 (9,000)	$6.99
Purchase	9/25/13	1,300 (3,900)	$7.00
Purchase	9/26/13	2,700 (8,100)	$6.97
Purchase	9/27/13	2,300 (6,900)	$6.99
Purchase	9/30/13	1,000 (3,000)	$6.99
Purchase	10/1/13	14,526 (43,578)	$7.07
Purchase	10/2/13	37,238 (111,714)	$7.10
Purchase	10/3/13	11,600 (34,800)	$7.03
Purchase	10/4/13	10,636 (31,908)	$7.08
Purchase	10/7/13	2,500 (7,500)	$6.98
Purchase	10/8/13	800 (2,400)	$6.99
Purchase	10/9/13	5,000 (15,000)	$7.07
Purchase	10/10/13	5,000 (15,000)	$7.04
Purchase	10/11/13	5,000 (15,000)	$7.05

APPENDIX A

The following sets forth information with respect to the managers and certain of the executive officers of Management Holdings GP.  Capitalized terms used herein without definition have the meanings assigned thereto in the Schedule 13D to which this Appendix A relates.

Messrs. Leon D. Black, Joshua Harris and Marc Rowan are the managers, as well as principal executive officers, of Management Holdings GP.  The principal occupation of each of Messrs. Black, Harris and Rowan is to act as executive officers, managers and directors, as the case may be, of Management Holdings GP and other related investment managers and advisors.

The business address of each of Messrs. Black, Harris and Rowan is 9 West 57th Street, 43rd Floor, New York, New York 10019.  Messrs. Black, Harris and Rowan are each a citizen of the United States.  Each of Messrs. Black, Harris and Rowan disclaim beneficial ownership of all of the Ordinary Shares included in this report, and the filing of this report shall not be construed as an admission that any such person is the beneficial owner of any such securities for purposes of Section 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended, or for any other purpose.